Exhibit 10.1

Zimmer GmbH

Zählerweg 4

CH-6300 Zug

Phone +41 (0)58 854 90 00

www.zimmerbiomet.com

Employment Agreement

between

Zimmer GmbH

Zählerweg 4, 6300 Zug

(hereinafter referred to as "Zimmer")

and

Mr. Jehanzeb Noor, born on January 7, 1982, American Citizen

(hereinafter referred as "Mr. Noor“)

will be hired in terms of Art. 319ff. CO ("Agreement").

1.
Hire date, position and work location

1.1
Mr. Noor will be employed effective March 3rd 2025, as Chief Innovation, Strategy and Business Development Officer, Level Z05, subject to Mr. Noor obtaining a valid work and residency permit.

Mr. Noor's role will include global responsibilities for Zimmer Biomet Group as well as certain responsibilities for Zimmer in the EMEA region as summarized in Annex 1 hereto and amended from time to time.

Zimmer acknowledges that Mr. Noor currently has a 6 months' notice period which would represent a latest starting date on March 3rd, 2025. Mr. Noor will undertake all reasonable efforts to leave his current employment earlier and will aim to begin his employment with Zimmer on March 3rd, 2025. In the event Mr. Noor shall not be able to start on aforementioned date, this Agreement remains unchanged, and he is entitled to start at a later mutually agreed upon date until April 1st, 2025. For the avoidance of doubt, Zimmer's obligations under this Agreement will only start once Mr. Noor has commenced working for Zimmer.

1.2
The position will be based in Zug, Switzerland.

2.
Contract duration, probationary period and notice period

2.1
This Agreement shall be valid for an indefinite time period.

The probationary period is 1 month During this time either party may terminate the employment relationship by giving seven days’ notice.

2.2
The employment may be terminated by either party with a notice period of 3 months from the end of the month in which the notice is given. Should the terminated agreement be prolonged due to incapacity to work in application of Art. 336c CO, it will end upon the effective lapse of the notice period and not by the end of the month.

2.3
ln this role, Mr. Noor will be eligible to participate in the company's Executive Severance Plan, as amended. As an eligible Leadership Team member, in the event of his involuntary separation without Cause as defined under the plan, his severance benefit offer would include the sum of his final base salary and final target bonus. Payment would be made in lump-sum form, less applicable tax withholdings, subject to his entering into a general release in the form provided by the Company. There would be no duplication of benefits provided under the Change in Control ("ClC') Severance Agreement or otherwise and any severance payable under the Executive Severance Plan will be subject to the condition that Mr. Noor waives any salary and other payments entitlement for any unworked notice under this Agreement. Mr. Noor's continued eligibility for participation in this plan will be in accordance with terms of the plan as defined and administered by the company, and taking into account his then current job Z-Grade, role and responsibilities in the company.

2.4
In this role, Mr. Noor will be eligible to receive a CIC Severance Agreement, subject to execution of the enclosed Confidentiality, Non- Competition and Non- Solicitation Agreement. The agreement would provide Mr. Noor with certain severance benefits following a change in control of Zimmer Biomet Holdings, Inc and related termination of his employment. Once he returned the Confidentiality, Non- Competition and Non – Solicitation Agreement Zimmer will prepare the CIC severance agreement along with a cover memo severance benefit in the event of a chance in control would be in accordance with terms of the agreement.

3.
Salary and bonus

3.1
The annual base salary amounts to CHF 690 000.-- gross. It will be paid in twelve monthly installments. Remittance is made at the end of each month, taking into account the deductions applying.

3.2
Beginning in 2026, Mr. Noor will be eligible for Zimmer Biomet's annual merit review process which involves possible base pay adjustments consistent with his job performance. The first merit adjustment may be pro-rated, depending on the hire date.

3.3
Mr. Noor will be eligible to participate in the Executive Performance Incentive Plan (EPIP) upon your hire date. For 100% achievement of budgeted targets a normal bonus payment of 85% of the base salary will be payable according to payout scale and his individual performance rating in operation at the time. Bonus payment levels will be determined based on performance to key business metrics that will be announced each year. This means that bonuses earned based on the yearly performance will be paid in or around March of the following year. However, a person who joins the company subsequent to October 2 of the actual year does not have a bonus claim for the ongoing year. Employees who leave the company within their probationary period are not entitled to a bonus. The Executive Performance Incentive plan (EPIP) for the year 2025 will be paid only if Mr. Noor will be actively employed and not under notice at the time of bonus payout on or around March 2026.

3.4
Mr. Noor is eligible for a One-Time Make-Whole Cash Payment of CHF 1,380,000, less applicable tax and other withholdings (the "One-Time Make-Whole Cash Payment"). The One-Time Make-Whole Cash Payment is a discretionary and voluntary payment by Zimmer. It is payable in three instalments as per the following schedule:

•
1st instalment of CHF 474 000 (gross) paid together with the first monthly 2025 payroll;
•
2nd instalment of CHF 453 000 (gross) paid together with the September 2025 payroll;

•
3rd Instalment of CHF 453 000 (gross) paid together with the March 2026 payroll.

If, prior to the twenty-four (24) months anniversary of the Start Date, (i) Mr. Noor resigns from his employment with Zimmer or (ii) Zimmer provides Mr Noor with notice of termination for cause or valid reason in the sense of art. 340c CO, any instalment(s) of the One-Time Make-Whole Cash Payment will lapse when Mr Noor gave notice of resignation or received notice of termination (irrespective of when the notice period will end). In addition, Mr. Noor will repay any instalment(s) of the One-Time Make-Whole Cash Payment already paid by Zimmer, within 30 days when Mr Noor gave notice of resignation or received notice of termination (irrespective of when the notice period will end), without any deduction for taxes or other withholdings.

4.
Long Term Incentive Plan (LTI) plan award

4.1
As part of your compensation and based on your performance, Mr. Noor may be eligible to receive annual Zimmer Biomet Executive Long Term Incentive (ELTI) stock grants at the discretion of the Board of Directors. Those grants are subject to the terms of the specific stock plan applicable to your Z-Level and taxable according to local tax laws.

4.2
For 2025, the estimated LTI grant date fair market value in this role will be approximately $1,800,000. We anticipate the grant date of the 2025 award will be the first day of the month following Mr. Noor joining the Company, subject to the Committee’s approval of the 2025 LTI grant program.

4.3
Subject to Mr. Noor's submission of documentation acceptable to the Zimmer and subject to the requisite approval, as soon as administratively feasible following his commencement of employment, Zimmer will award him a one-time long term incentive grant with a grant date fair value of approximately $1,300,000 under terms of the company’s equity plans, in recognition that he may incur an equity loss due to changing employment. This grant will consist of 100% time-vested restricted stock units (RSUs) (based on the grant date fair value of such awards). The grant date will be the first business day of the month following the later of award approval or his commencement of employment. The RSUs will vest at the rate of 33% per year over three years beginning on the first anniversary of the date of the grant, again assuming his continued employment with Zimmer.

4.4
Mr. Noor will be provided a one-time conditional award of $2,000,000 in Performance Restricted Stock Units, with vesting contingent upon the achievement of specified performance goals on March 31, 2028, and subject to continued employment on such vesting date and achievement of the specified performance goals and other conditions as provided in the award agreement.

4.5
All equity awards are subject to the terms and conditions of the applicable stock plan, as amended from time to time and your continued Company employment on applicable grant and vesting dates.

4.6
ln case of termination of the Agreement by the employee within 12 months of the effective hire date, all stock options and RSU's will be cancelled.

5.
Cash car allowance

Mr. Noor will be provided with a monthly car allowance. The value of this allowance is in line with the current company car policy.

6.
Working time and holiday

6.1
The working hours result from the requirements of the function, and Mr. Noor will not be eligible for paid overtime or excess overtime, neither in cash or time off. To compensate overtime he will be entitled to 5 additional vacation days per calendar year.

6.2 The annual holiday entitlement is according to the Collective Employment Agreement of the Engineering Industry (hereinafter referred to as the “GAV”).

6.3 In case of incapacity due to illness, accident or the like to perform the employment duties required under this agreement, the Employee shall notify the Employer immediately and shall provide a medical certificate evidencing such incapacity as of the 4th day of such incapacity. However, the employer is free at any time to request a medical certificate from the first day of absence.

7.
Pension plan

For pension purpose Mr. Noor will be covered under the terms and conditions of the following scheme: “Sulzer Vorsorgeeinrichtung (SVE)” and "Johann Jakob Sulzer Stiftung (JJS)".

8.
Confidentiality, Non-Competition, and Non-Solicitation Agreement

Mr. Noor commits to sign as an attachment to this Agreement a Confidentiality, Non-Competition, and Non-Solicitation Agreement which shall apply throughout employment and for certain periods thereafter.

9.
Entire Agreement

This Agreement and the supplements and annexes hereto constitute and express the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous oral or written agreements, representations, understandings including the offer letter dated February 8, 2025 and the like between the Parties.

10.
Applicable Law and Place of Jurisdiction

The Agreement takes effect when signed by both parties. Employment is subject to Swiss Law and the GAV (to the extent applicable). The courts in the canton of Zug shall have jurisdiction.

11.
Contract supplement

11.1
Mr. Noor must treat all information acquired in the course of employment, which is not public knowledge with absolute confidentiality. This obligation continues to apply after the employment relationship has ended.

The collection, supply and forwarding of information to third parties, as well as publications in word, text, image or sound in respect of technical matters and other issues concerning the company, require the express consent of the company.

11.2
The following documents form an integral part of this Agreement, if not otherwise specified in this Agreement:

•
Collective Employment Agreement of the Engineering Industry (GAV) (to the extent applicable)
•
Employee Handbook (Arbeitsvertragliche Bestimmungen Zimmer, AVB)
•
Swiss Working Time Regulation (Arbeitszeitreglement Schweiz)
•
Terms and conditions of the “Sulzer Vorsorgeeinrichtung (SVE)” and "Johann Jakob Sulzer Stiftung (JJS)".
•
Code of Business Conduct
•
Confidentiality, Non-Competition, and Non-Solicitation Agreement
•
Agreement of Waiver to Register Working Hours
•
EEA and Switzerland Employee Privacy Policy and Notice

Mr. Noor acknowledges that he has read and understood the enclosed EEA and Switzerland Employee Privacy Policy and Notice.

11.3
In the event of any discrepancies between this contract of employment and the general contract terms, the contract of employment shall take precedence over the general contract terms.

Mr. Noor confirms the receipt of the above-mentioned documents and his agreement with the contents.

Zug, February 13, 2025

Zimmer GmbH

/s/ Guillaume Génin Guillaume Génin VP- Associate General Counsel EMEA	/s/ Rachel Stauffer Rachel Stauffer Vice President HR EMEA

Agreed:

Darmstadt
Place and Date	14-Feb-2025	Employee:	/s/ Jehanzeb Noor Jehanzeb Noor

Annex 1:

Summary of Tasks and Responsibilities

Chief Innovation, Strategy and Business Development Officer is responsible for developing and operationalizing the company's long-term business strategy, including analyzing market conditions, identifying emerging trends, and formulating strategies to position the organization for sustained success and competitive advantage Chief Innovation, Strategy and Business Development Officer will oversee strategic planning, play a key role in identifying short and long term organic and inorganic growth opportunities for the organization and lead transformational initiatives that further strengthen the company Chief Innovation, Strategy and Business Development Officer sources and coordinates acquisitions, investments, joint ventures, partnerships and divestitures for the company while also evaluating potential acquisition targets and/or partners, conducting appropriate due diligence and leading both the deal structure and negotiations.

In addition, the role will have oversight for Science and Innovation, providing strategic insights and direction to the overall research and product development organizations inclusive of new product and service development, partnership and ecosystem development, platform technologies and market access.

Chief Innovation, Strategy and Business Development Officer will serve as a strategic thought partner to the CEO, providing data centric insights that inform critical long- and short-term decisions. The position will report to the Chief Executive Officer and sit on the Senior Leadership Team.

Global Key Mandates:

•
Revenue growth
•
Portfolio prioritization and management
•
Global mindset and collaboration across regions
•
Strategy development and execution
•
Gaining market share
•
Increase in overall portfolio value
•
Developing and leveraging both internal and external relationships

EMEA Mandates for Zimmer GmbH

•
Work with the Zug EMEA Headquarter to develop and implement growth strategies for the Swiss and the European business
•
Identify and execute on M&A and business development targets in Europe and Switzerland with the approval from global leadership
•
Lead and guide product development work for European markets to meet local market needs
•
Lead or col-lead transformational projects to improve the business in Switzerland and in EMEA in cooperation with regional leadership team based in Zug
•
Coach and align with leadership team in Zug on participating effectively in the global management cadence and performance dialogues